Exhibit 4.2

CERTIFICATE OF DESIGNATION

OF

8.0% NON-CUMULATIVE PERPETUAL LIMITED VOTING PREFERENCE SHARES

OF

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

The Bank of N.T. Butterfield & Son Limited, a local company incorporated and existing under the laws of Bermuda (the “Bank”), pursuant to the authority contained in the Butterfield Act (as defined below) and the Bye-laws (as defined below), and in accordance with the laws of Bermuda, hereby certifies that pursuant to resolutions of the shareholders of the Bank duly adopted on April 14, 2009 and resolutions of the board of directors of the Bank or any duly authorized committee of the board of directors (collectively, the “Board of Directors”) duly adopted on June 12, 2009, the issuance of 200,000 8.0% Non-Cumulative Perpetual Limited Voting Preference Shares, par value US$0.01 per preference share (the “Preference Shares”), was authorized and the designation, powers, preferences, and rights and qualifications, limitations and restrictions of the Preference Shares were fixed as follows:

Section 1.      Designation. There is hereby created out of the authorized and unissued preference shares of the Bank a series of 200,000 preference shares designated as the “8.0% Non-Cumulative Perpetual Limited Voting Preference Shares” having a par value of US$0.01 per Preference Share. The Preference Shares shall have a liquidation preference (the “Liquidation Preference”) of US$1,000 per Preference Share. The number of authorized Preference Shares may be reduced (but not below the number of Preference Shares then issued and outstanding) by further resolution duly adopted by the Board of Directors. No such reduction shall affect the due authorization of any issued and outstanding Preference Shares.

Section 2.      Definitions. The following terms are used in this Certificate of Designation as defined below:

(a)           “Acceleration Payment” shall have the meaning given to such term in the Guarantee Agreement.

(b)           “Bank” has the meaning set forth in the recitals hereto.

(c)           “Bank Redemption Date” means the day that is 10 days prior to the Guarantee End Date.

(d)           “BMA” means the Bermuda Monetary Authority.

(e)           “Board of Directors” has the meaning set forth in the recitals hereto.

(f)            “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or Bermuda generally are authorized or required by law or other governmental actions to close.

(g)           “Butterfield Act” means The N.T. Butterfield & Son Act, 1904, as amended from time to time, or any other legislation setting forth the constitution of the Bank which may be passed by the Bermuda Parliament in substitution therefor which shall be deemed to constitute the Memorandum of Association of the Bank.

(h)           “Bye-laws” means the bye-laws of the Bank, as they may be amended from time to time.

(i)            “Certificate of Designation” means this certificate of designation relating to the Preference Shares.

(j)            “Common Shares” means the common shares, par value BD$1.00 per share, of the Bank.

(k)           “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year.

(1)           “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, September 15, 2009.

(m)          “Dividend Rate” means 8.0% per annum.

(n)           “Dividend Record Date” has the meaning set forth in Section 4(c) hereto.

(o)           “Guarantee Agreement” shall mean the Preference Shares Guarantee Agreement, dated as of June 22, 2009, by and among the MOF (as defined below), on behalf of the Government of Bermuda, the Bank and the Guarantee Trustee (as defined below), as amended or amended and restated from time to time.

(p)           “Guarantee End Date” shall mean the tenth (10th) anniversary of the Original Issue Date (as defined below).

(q)           “Guarantee End Date Put Price” shall have the meaning given to such term in the Guarantee Agreement.

(r)            “Guarantee Payments” shall have the meaning given to such term in the Guarantee Agreement.

(s)            “Guarantor” means the Government of Bermuda.

(t)            “Guarantor Directors” has the meaning set forth in Section 10(g) hereof.

(u)           “Guarantee Trustee” shall have the meaning given to such term in the Guarantee Agreement.

(v)           “Junior Shares” means the Common Shares and any other class or series of shares of the Bank the terms of which expressly provide that it ranks junior to Preference Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding-up of the Bank.

(w)          “Liquidation Event” means any proceeding involving the liquidation, dissolution, receivership, insolvency, bankruptcy, or winding up of the affairs of the Bank, whether voluntary or involuntary, or a similar proceeding affecting the Bank.

(x)           “Liquidation Payment Price” shall have the meaning given to such term in the Guarantee Agreement.

(y)           “Liquidation Value” has the meaning set forth in Section 5(a) hereto.

(z)           “Liquidation Preference” has the meaning set forth in Section 1 hereto.

(aa)         “Make-Whole Amount” means the present value at the redemption date of (1) the Liquidation Preference plus (2) the amount of all unpaid dividends per Preference Share from the period commencing on the redemption date up to and including the Guarantee End Date (regardless of whether any dividends have been declared for such period), computed using a discount factor equal to the Treasury Rate plus 62.5 basis points.

(bb)         “Make-Whole Redemption Price” has the meaning set forth in Section 7(a)(i) hereto.

(cc)         “MOF” means the Ministry of Finance of Bermuda.

(dd)         “Original Issue Date” means June 22, 2009, the date on which Preference Shares are first issued.

(ee)         “Parity Shares” means any class or series of shares of the Bank (other than Preference Shares) the terms of which do not expressly provide that such class or series will rank senior or junior to the Preference Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding-up of the Bank (in each case without regard to whether dividends are cumulative or non-cumulative).

(ff)          “Preference Shares” has the meaning set forth in the recitals hereto.

(gg)         “Redemption Price” has the meaning set forth in Section 7(a)(ii) hereto.

(hh)         “Term” shall have the meaning given to such term in the Guarantee Agreement.

(ii)           “Treasury Rate” means the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date of redemption (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the date of redemption to the Guarantee End Date; provided, however, that if the period from the date of redemption to the Guarantee End Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of redemption to the Guarantee End Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(jj)           “Unpaid Dividend Payment” shall have the meaning given to such term in the Guarantee Agreement.

Section 3.      General Matters; Rank. Each Preference Share shall be identical in all respects to every other Preference Share. The Preference Shares shall be perpetual, subject to the provisions of Section 7 of this Certificate of Designation. The Preference Shares shall, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up of the Bank, rank senior to the Junior Shares and pari passu with any Parity Shares, including other series of Parity Shares that the Bank may issue from time to time in the future.

Section 4.      Dividends. Holders of Preference Shares shall not be entitled to any dividends other than dividends (if any) declared and payable on Preference Shares as specified in this Section 4 (subject to the other provisions of this Certificate of Designation).

(a)           Rate. Holders of Preference Shares shall be entitled to receive, on each Preference Share only when, as and if declared by the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to each Dividend Period at a rate per annum equal to the Dividend Rate on the Liquidation Preference per Preference Share, and no more, payable quarterly in arrears on each Dividend Payment Date, commencing with September 15, 2009. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends or interest will accrue as a result of that postponement. Notwithstanding the foregoing, no holder of Preference Shares shall be entitled to enforce any right to receive payment of a declared but unpaid dividend until the expiration of ten (10) days following the Dividend Payment Date on which such dividend is payable.

(b)           Computation. Dividends that are payable on Preference Shares in respect of any full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months. The amount of dividends payable on Preference Shares on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months, and actual days elapsed over a thirty (30) day month, in each case rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(c)           Dividend Record Date. Dividends that are payable on Preference Shares on any Dividend Payment Date will be payable to holders of record of Preference Shares as they appear on the register of members of the Bank at the close of business on the applicable record date, which shall be the first day of the month in which such Dividend Payment Date occurs (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(d)           Non-Cumulative. Dividends on Preference Shares shall be non-cumulative and will not be mandatory. If the Board of Directors does not declare a dividend on the Preference Shares in respect of any Dividend Period, the holders of Preference Shares shall have no right to receive from the Bank any dividend for such Dividend Period, and the Bank shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Preference Shares.

(e)           Restrictions on Dividends and Repurchases. For so long as any Preference Shares remain issued and outstanding, unless full dividends on all issued and outstanding Preference Shares for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of Preference Shares on the applicable Dividend Record Date), the Bank may not declare or pay or set apart for payment any dividend or distribution on the Common Shares or any other Junior Shares or Parity Shares (other than, in the case of the Parity Shares, dividends on a pro rata basis with the Preference Shares in accordance with Section 4(f)) and the Bank may not redeem, purchase or otherwise acquire for any consideration, or make any payment to or available for a sinking fund with respect to, any Common Shares or any other Junior Shares or Parity Shares (other than, in the case of the Parity Shares, redemptions, purchases, other acquisitions or payments on a pro rata basis with the Preference Shares).

(f)            Unpaid Preference Share Dividends. When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date in full upon the Preference Shares and any Parity Shares, all dividends declared on Preference Shares and all such Parity Shares and payable on such Dividend Payment Date shall be declared and paid pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share (in the case of cumulative Parity Shares), or the full dividend that would be payable for the most recent Dividend Period per share (in the case of non-cumulative Parity Shares) on the Preference Shares and all Parity Shares payable on such Dividend Payment Date bear to each other. This Subsection 4(f) also applies in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, where a dividend payment date falls within the Dividend Period related to such Dividend Payment Date.

(g)           Other Dividends. Subject to Sections 4(e) and 4(f), and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities, including Common Shares and any other Junior Shares, from time to time subject to the applicable provisions of the Companies Act 1981 or any other applicable Bermuda legislation, and holders of Preference Shares shall not be entitled to participate in any such dividends.

(h)           Other Restrictions. No dividends on the Preference Shares will be declared by the Board of Directors, or paid or set apart for payment by the Bank, at any time during which the terms and provisions of any of the Bank’s agreements, including any agreement relating to the Bank’s indebtedness, would prohibit a declaration, payment or setting apart for payment of a dividend or provide that such a declaration, payment or setting apart for payment would constitute a breach or a default or would not be permitted thereunder. No dividends on the Preference Shares shall be declared by the Board of Directors, or paid or set apart for payment by the Bank, if prohibited by applicable law or regulation.

(i)            Unclaimed Dividend Payments. Subject to applicable law, any dividend payment unclaimed for a period of seven (7) years from the relevant Dividend Payment Date shall be forfeited and shall revert to the Bank (or the Guarantor, if paid by the Guarantor under the Guarantee Agreement), and the payment by the Board of Directors of any unclaimed dividend or other sum payable on or in respect of the Preference Share into a separate account will not make the Bank a trustee thereof.

(j)            Unpaid Dividends Guarantee. If the Bank does not pay, on any Dividend Payment Date, a full dividend on the Preference Shares in respect of the corresponding Dividend Period during the Term, holders of the Preference Shares shall have the rights and benefits with respect to the Guarantor set forth in Section 4.1 of the Guarantee Agreement.

Section 5.      Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any Liquidation Event, holders of issued and outstanding Preference Shares shall be entitled to receive from the Bank for each Preference Share, out of the assets of the Bank or proceeds thereof (whether capital or surplus) legally available for distribution to shareholders of the Bank, subject to the rights of any creditors of the Bank, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other shares of the Bank ranking junior to the Preference Shares as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Preference per Preference Share and (ii) the amount of any declared and unpaid dividends per Preference Share for the then current Dividend Period (such amounts, collectively, the “Liquidation Value”).

(b)           Partial Payment. If in any distribution described in Section 5(a) above the assets of the Bank or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all issued and outstanding Preference Shares and the corresponding amounts payable on all Parity Shares, holders of Preference Shares and the holders of Parity Shares shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions. If the Liquidation Value has been paid in full to all holders of Preference Shares and the corresponding amounts payable on all Parity Shares has been paid in full, the holders of other shares of the Bank shall be entitled to receive all remaining assets of the Bank (or proceeds thereof) according to their respective rights and preferences and the holders of Preference Shares will have no rights or claim to any of the remaining assets of the Bank (or proceeds thereof).

(d)           Merger, Amalgamation, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, amalgamation or consolidation of the Bank with any other company or other entity, including a merger, amalgamation or consolidation in which the holders of Preference Shares receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Bank, shall not constitute a liquidation, dissolution or winding-up of the Bank.

(e)           Liquidation Event. In the event of the commencement of any Liquidation Event prior to the Guarantee End Date, each holder of outstanding Preference Shares, subject to the requirements of applicable Bermuda law, shall have the rights and benefits with respect to the Guarantor set forth in Section 4.2 of the Guarantee Agreement.

Section 6.      Subrogation; Transfer; Improper Payments.

(a)           Subrogation. Holders of the Preference Shares shall have certain rights and benefits with respect to the Guarantor under the Guarantee Agreement. In addition to any right of indemnification or subrogation which the Guarantor may have under applicable law, equity or otherwise, each holder of Preference Shares, by such holder’s purchase or other acquisition or acceptance thereof, shall be hereby deemed to acknowledge and agree that to the extent that the Guarantor makes any payment in full under the Guarantee Agreement in the form of a Guarantee Payment in respect of any dividends that have been declared by the Bank, the payment of the Liquidation Payment Price, any Acceleration Payment or the payment of the Guarantee End Date Put Price, the Guarantor shall immediately be subrogated, to the extent of such payments, to all (if any) rights that all holders of the Preference Shares may have against the Bank. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor shall hold such amount in trust for the holders of the Preference Shares and pay over such amount to such holders.

(b)           Transfer.

(i)         Each holder of the Preference Shares shall transfer such Preference Shares, together with such holder’s rights, benefits and interests in such Preference Shares to the Guarantor, upon deposit with the Guarantee Trustee of the Liquidation Payment Price, the Acceleration Payment or the Guarantee End Date Put Price, as the case may be; provided, however, that in the case of a liquidation of the Bank pursuant to the Companies Act 1981 (a “Bermuda Liquidation”), such transfer shall be subject to any required order of the Supreme Court of Bermuda or sanction of the appointed liquidator of the Bank, as applicable (the “Bermuda Approval”). In connection with any such transfer, each holder of Preference Shares, by such holder’s purchase or other acquisition or acceptance thereof, shall be deemed to have irrevocably authorized the Bank to appoint a person to sign the instrument of transfer on behalf of such holder and to take such other actions as may be necessary to effect a transfer pursuant to this Section 6(b) on behalf of such holder, and such appointed person shall act as the holder’s attorney-in-fact for any and all such purposes, including to obtain any required Bermuda Approval in the event of a Bermuda Liquidation. The Bank shall appoint the person designated by the Guarantor.

(ii)        Upon any such transfer pursuant to this Section 6(b), the Guarantor shall be for all purposes the holder of all Preference Shares so transferred, the transferring holders shall have no further rights with respect to the Preference Shares following such transfer, and the Bank shall take such reasonable steps as are necessary to comply with any relevant provision of this Certificate of Designation as a result of such transfer.

(c)           Improper Payments. Each holder, by acceptance of Preference Shares, shall be deemed to agree with the Bank, the Guarantor and with each other holder that in the event that, notwithstanding the provisions of this Certificate of Designation, it receives any payment or distribution in respect of a Preference Share from the Bank or the Guarantor to which such holder is not entitled, as a result of an incorrect or incomplete list of holders of Preference Shares provided to the Guarantor pursuant to the Guarantee Agreement, such payment or distribution shall, upon demand of the Guarantor or the Guarantee Trustee, be forthwith paid over and delivered to the Guarantor or the Guarantee Trustee, as the case may be, which shall pay and deliver such amount to the persons then entitled thereto in accordance with this Certificate of Designation.

Section 7.      Redemption.

(a)           Optional Redemption. Except as provided below, the Bank may not redeem the Preference Shares.

(i)         Prior to the Bank Redemption Date, the Bank, at its option, subject to the approval of the BMA, may redeem, from time to time on any Dividend Payment Date, in whole or in part, out of funds legally available therefor, any Preference Shares at the time issued and outstanding, upon notice given as provided in Section 7(d) below, at a redemption price per Preference Share equal to the sum of (A) the Make-Whole Amount and (B) the amount of all unpaid dividends per Preference Share for the then current Dividend Period to the date of redemption (regardless of whether any dividends are actually declared for such Dividend Period) (such amounts, collectively the “Make-Whole Redemption Price”).

(ii)        On the Bank Redemption Date or at any time and from time to time after the Guarantee End Date, the Bank, at its option, subject to the approval of the BMA, may redeem, in whole or in part, out of funds legally available therefor, any Preference Shares at the time issued and outstanding, upon notice given as provided in Section 7(d) below, at a redemption price per Preference Share equal to the sum of (A) the Liquidation Preference per Preference Share and (B) the amount of all unpaid dividends per Preference Share for the then current Dividend Period to the Guarantee End Date (in the case of a redemption on the Bank Redemption Date) or the date of redemption (in the case of a redemption after the Guarantee End Date) (regardless of whether any dividends are actually declared for such Dividend Period) (such amounts, collectively, the “Redemption Price”).

(b)           Payment Upon Redemption. The Redemption Price and the Make-Whole Redemption Price for any Preference Shares shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) (if any) evidencing such shares to the Bank or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the Redemption Price or the Make-Whole Redemption Price, as the case may be, on the redemption date, but rather shall be paid to the holder of record of the redeemed Preference Shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(c)           No Sinking Fund. The Preference Shares will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preference Shares will have no right to require the Bank to redeem or repurchase any of the Preference Shares.

(d)           Notice of Redemption. Notice of every redemption of Preference Shares shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the register of members of the Bank. Such mailing shall be at least thirty (30) calendar days and not more than sixty (60) calendar days before the date fixed for redemption. Any notice mailed as provided in this Subsection 7(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Preference Shares. Notwithstanding the foregoing, if Preference Shares are held in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Preference Shares in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (i) the redemption date; (ii) the number of Preference Shares to be redeemed; (iii) the Redemption Price or Make-Whole Redemption Price, as the case may be, per Preference Share; (iv) the place or places where certificates (if any) for such shares are to be surrendered for payment of the Redemption Price or the Make-Whole Redemption Price, as the case may be; and (v) the CUSIP, ISIN or similar identification number or numbers of the Preference Shares to be redeemed (if any). Each such notice of redemption shall provide that the redemption described in such notice is conditioned upon the payment by the Bank upon such redemption date of the Make-Whole Redemption Price or the Redemption Price, as the case may be. Any redemption shall be of no effect until all conditions of such redemption have occurred or been satisfied (or waived) on or before the redemption date.

(e)           Partial Redemption. In case of any redemption of part of the Preference Shares at the time issued and outstanding, the Preference Shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which Preference Shares shall be redeemed from time to time. If fewer than all the Preference Shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed Preference Shares without charge to the holder thereof.

(f)            Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Bank, in trust for the pro rata benefit of the holders of the Preference Shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, the City of New York, the State of New York and having a capital and surplus of at least US$500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any Preference Share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all Preference Shares so called for redemption, all Preference Shares so called for redemption shall no longer be deemed issued and outstanding and all rights with respect to such Preference Shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Bank, after which time the holders of the Preference Shares so called for redemption shall look only to the Bank for payment of the Redemption Price or the Make-Whole Redemption Price of such shares. For the avoidance of doubt, in no event shall the Guarantor be liable to pay the Redemption Price or the Make-Whole Redemption Price pursuant to any redemption of Preference Shares under this Certificate of Designation.

(g)           Status of Redeemed Shares. Preference Shares that are redeemed, repurchased or otherwise acquired by the Bank shall revert to authorized but unissued preference shares of the Bank.

Section 8.      Conversion. Holders of Preference Shares shall have no right to exchange or convert such shares into any other securities.

Section 9.      Guarantee End Date Put. On the Guarantee End Date, each holder of issued and outstanding Preference Shares shall have the rights and benefits with respect to the Guarantor set forth in Section 4.3 of the Guarantee Agreement.

Section 10.    Voting Rights.

(a)           General. The holders of Preference Shares shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)           Class Voting Rights as to Particular Matters. So long as any Preference Shares are issued and outstanding, in addition to any other vote or consent of shareholders required by law or by the Bye-laws, the vote or consent of the holders of at least 66 2/3% of the aggregate Liquidation Preference of Preference Shares at the time issued and outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary prior to effecting:

(i)            Authorization of Senior Shares. Any amendment or alteration of this Certificate of Designation or the Bye-laws or the adoption of any other certificate of designation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital shares of the Bank ranking senior to Preference Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding-up of the Bank;

(ii)           Amendment of Preference Shares. Any amendment, alteration or repeal of any provision of this Certificate of Designation or the Bye-laws (including, unless no vote on such merger, amalgamation or consolidation is required by Section 10(b)(iii) below, any amendment, alteration or repeal by means of a merger, amalgamation, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Preference Shares;

(iii)          Share Exchanges, Reclassifications, Mergers, Amalgamations and Consolidations. Any consummation of a scheme of arrangement or reclassification involving the Preference Shares, or of a merger, amalgamation or consolidation of the Bank with another company or other entity, unless in each case (x) the Preference Shares remain issued and outstanding or, in the case of any such merger, amalgamation or consolidation with respect to which the Bank is not the surviving, continuing or resulting entity, are converted into or exchanged for preference securities of the surviving, continuing or resulting entity or its ultimate parent, and (y) such Preference Shares remaining issued and outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Preference Shares immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 10(b), any increase in the amount of the authorized Preference Shares, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preference shares, or any securities convertible into or exchangeable or exercisable for any other series of preference shares, ranking equally with and/or junior to Preference Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding-up of the Bank will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of issued and outstanding Preference Shares, except pursuant to Section 10(c).

(c)           Additional Voting Rights Under Certain Circumstances. For so long as the Preference Shares are listed on the Bermuda Stock Exchange, and the Bermuda Stock Exchange Listing Regulations so require, whenever, at any time or times, either:

(i)            during the Term, both (A) full dividends on the Preference Shares have not been paid and (B) Guarantee Payments payable in respect of such Unpaid Dividend Payments have not been made pursuant to the terms of the Guarantee Agreement for an aggregate of two (2) consecutive quarterly Dividend Periods or more; or

(ii)           at any time after the Guarantee End Date, full dividends on the Preference Shares have not been paid by the Bank for an aggregate of two (2) consecutive quarterly Dividend Periods or more;

holders of the Preference Shares issued and outstanding at such time shall vote together with the holders of Common Shares as a single class on all matters to which the holders of the Common Shares are entitled to vote, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such matters (with the holders of the Preference Shares being entitled to one vote per share), until a full quarterly dividend has been declared and paid on the Preference Shares or, in the case of Dividend Periods prior to the Guarantee End Date, corresponding Guarantee Payments have been paid in respect of the Preference Shares, at which time such right shall terminate with respect to the Preference Shares, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent event of the character above mentioned in (i) or (ii); or

(iii)          at any time, a resolution in respect of the voluntary winding-up of the Bank has been presented to shareholders of the Bank, holders of the Preference Shares issued and outstanding at such time shall vote together with the holders of Common Shares as a single class on such resolution, in person or by proxy, either in writing without a meeting or by vote at any meeting called for such matters (with the holders of the Preference Shares being entitled to one vote per share).

(d)           Changes after Provision for Redemption. No vote or consent of the holders of Preference Shares shall be required pursuant to Section 10(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all issued and outstanding Preference Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 7 above.

(e)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Preference Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Butterfield Act, the Bye-laws, and applicable law and the rules of any securities exchange or other trading facility on which Preference Shares are listed or traded at the time.

(f)            MOF Consent. Notwithstanding the provisions of Section 10(b) above, during the period beginning on the Original Issue Date and ending on the tenth (10th) anniversary of the Original Issue Date, the consent of the MOF shall be necessary as a condition to the effectiveness of any of the actions contemplated by Section 10(b) above, including, without limitation, any action which would have the effect of amending this Section 10(f).

(g)           Guarantor Directors. Whenever, at any time or times during the Term, full dividends payable on the Preference Shares have not been paid by the Bank for an aggregate of six (6) quarterly Dividend Periods or more, whether or not consecutive, the Bank will cause two (2) persons nominated by the Guarantor to be appointed or elected to the Board of Directors (the

“Guarantor Directors” and each a “Guarantor Director”) by any means permitted by the Butterfield Act, the Bye-laws or applicable law and to nominate such Guarantor Directors for re-election at the next annual meeting of shareholders and at each subsequent annual meeting of shareholders until full dividends have been paid by the Bank on the Preference Shares for at least four (4) consecutive Dividend Periods, at which time such right shall terminate with respect to the Guarantor, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent event of the character above mentioned; provided, that it shall be a qualification for election for any Guarantor Director that the election of such Guarantor Director shall not cause the Bank to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Bank may then be listed or traded. Upon any termination of the right of the Guarantor to nominate directors as provided above or upon the end of the Term, the Bank will have no obligation to nominate the Guarantor Directors for reelection as directors.

Section 11.    Record Holders. To the fullest extent permitted by applicable law, the Bank and the transfer agent for the Preference Shares may deem and treat the record holder of Preference Share as the true and lawful owner thereof for all purposes, and neither the Bank nor such transfer agent shall be affected by any notice to the contrary.

Section 12.    Notices. All notices or communications in respect of Preference Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Butterfield Act or Bye-laws or by applicable law. Notwithstanding the foregoing, if Preference Shares are held in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Preference Shares in any manner permitted by such facility.

Section 13.    No Preemptive Rights. No Preference Share shall have any rights of preemption whatsoever as to any securities of the Bank, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 14.    Book-Entry and Certificates. The Preference Shares shall initially be issued in book-entry form only with no certificates. For so long as the Preference Shares are listed on the Bermuda Stock Exchange, the Bank shall make available certificates representing the Preference Shares in accordance with Bermuda Stock Exchange Listing Regulations. In the event that a certificate is issued to a holder, the Bank shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Bank. Furthermore, the Bank shall replace any issued certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Bank of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Bank.

Section 15.    Other Rights. The Preference Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions, other than as set forth herein or in the Butterfield Act, the Bye-laws or as provided by applicable law. Without limiting the generality of the foregoing, none of Sections 4(j), 5(e) or 9 shall create any rights or benefits in favor of the holders of

Preference Shares as against the Bank.

Section 16.    Governing Law. This Certificate of Designation will be governed by and construed in accordance with the laws of Bermuda.